Exhibit 10.2

UNITED ONLINE, INC.

2015 MANAGEMENT BONUS PLAN

I.                                             PURPOSES OF THE PLAN

1.01                        The United Online, Inc. (the “Company”) 2015 Management Bonus Plan (the “Plan”) is hereby established under the Incentive Bonus Program of the Company’s stockholder-approved 2010 Incentive Compensation Plan, as amended and restated as of June 13, 2013 (the “2010 ICP”) and is intended to promote the interests of the Company by creating an incentive program to (i) attract and retain employees who will strive for excellence and (ii) motivate those individuals to achieve above-average objectives by providing them with rewards for contributions to the financial performance of one or more business segments or business units of the Company.

1.02                        For purposes of the Plan, the financial performance for the 2015 fiscal year of one or more business segments or business units of the Company shall be measured to determine the bonus amounts (if any) payable for such fiscal year to the participants in the Plan.  The applicable business segments (the “Business Segments”) shall be as follows:

(i)                                     Communications Segment

(ii)                                  Commerce & Loyalty Segment

(ii)                                  Social Media Segment

The bonus potential under the Plan for participants will be allocated to the combined performance of the Communications Segment, the Commerce & Loyalty Segment and the Social Media Segment (also collectively referred to as the “Combined Businesses”).

II.                                               ADMINISTRATION OF THE PLAN

2.01                        The Plan is hereby adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as a special cash bonus program under the Incentive Bonus Program of the 2010 ICP and shall be administered by the Committee pursuant to the administrative authority provided the Committee under the 2010 ICP and the Incentive Bonus Program thereunder.

2.02                        The bonuses that may be earned under the Plan shall be tied to the financial performance of the Combined Businesses for the Company’s 2015 fiscal year ending December 31, 2015 (the “2015 Fiscal Year”), as set forth below.  The Committee shall establish the applicable performance goals for the Combined Businesses in writing not later than ninety (90) days after the commencement of the 2015 Fiscal Year, provided that the outcome of the applicable goals must be substantially uncertain at the time of their establishment (the “Performance Goals Schedule”).  The Performance Goals Schedule shall be attached to the minutes of the meeting or the consent resolutions at or by which such performance goals were established.

2.03                        The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee in its sole discretion.  Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.                                                 DETERMINATION OF PARTICIPANTS

3.01                        The following individuals (each, a “Participant”) will participate in the Plan on the following basis:

(i)                                     The bonus potential for Francis Lobo, Edward Zinser, Gail Shulman and Kesa Tsuda shall be allocated seventy-five percent (75%) to the financial results of the Combined Businesses (which seventy-five percent (75%) is, in turn, further weighted as forty percent (40%) on combined revenues and thirty-five percent (35%) on combined Adjusted OIBDA, as further described in this Plan) and twenty-five percent (25%) to the Participant’s individual performance as described in Section 4.04 below.

3.02                        Except as provided below and except as otherwise provided in any employment agreement or severance agreement between the Company (or a subsidiary thereof) and a Participant, if a Participant does not continue in the employ of the Company or one of its subsidiaries through the Bonus Payment Date (as defined in Section 5.01), then such Participant will not be eligible to receive a bonus under the Plan.  However, the following special partial payment provisions shall be in effect:

(i)                                     Should the Participant’s employment terminate prior to the Bonus Payment Date as a result of death or permanent disability (as defined below), then that individual or his/her estate shall be entitled to a pro-rated portion of the bonus such individual would have earned, based on the Company’s actual performance for the 2015 Fiscal Year in the Combined Businesses, had the individual continued in the Company’s employ through the Bonus Payment Date.  Any such payment shall be made on the Bonus Payment Date.

(ii)                                  A Participant who is on a leave of absence or whose employment terminates after the start of the 2015 Fiscal Year but recommences prior to the Bonus Payment Date may remain eligible at the discretion of the Committee, and the Committee may provide that individual with a pro-rated portion (based on period or periods of active employment during such year) of the bonus such individual would have earned, based on the Company’s actual performance for the 2015 Fiscal Year in the Combined Businesses, had he remained continuously in the Company’s employ through the Bonus Payment Date.  Any such payment shall be made on the Bonus Payment Date.

3.03                        For purposes of the Plan:

A.                                    A Participant shall be considered an employee for so long as such individual remains employed by the Company or one or more corporations that are subsidiary corporations of the Company at all times during the 2015 Fiscal Year.

B.                                    Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

C.                                    Unless defined otherwise in any employment or severance agreement entitling the Participant to a full or pro-rated bonus upon a disability termination, permanent disability shall mean the Participant’s inability to engage in any substantial activity necessary to perform the duties and responsibilities of his position with the Company (or any subsidiary thereof) by reason of any medically-determinable physical or mental impairment which can be expected to result in such individual’s death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

D.                                    In no event shall there be any duplication of bonus payments under this Plan and any employment agreement or severance agreement between the Company (or any subsidiary thereof) and a Participant that provides such individual with a stated bonus or bonus formula for a particular year or includes an annual bonus payment as part of a severance pay formula thereunder.  Accordingly, in order to avoid any such potential duplication, such Participant shall only be entitled to receive the annual bonus amount to which he may otherwise be entitled under his employment or severance agreement based on the terms and conditions set forth therein and shall not be entitled to any bonus payment under the Plan.  However, the accelerated vesting of any outstanding equity awards held by the Participant under any of the Company’s stock plans, including any outstanding stock options, restricted stock or restricted stock unit awards, or the extension of any exercise periods for such stock options, shall not be deemed to constitute a bonus payment for purposes of this Section 3.03D.

IV.                                           BONUS AWARDS

4.01                        The following provisions shall govern the calculation and payment of the individual bonus awards that become payable under the Plan.

(a)                                 The individual bonus award payable under the Plan to each Participant for the 2015 Fiscal Year shall be payable in cash on the Bonus Payment Date, with the cash bonus amount to be determined on the basis of the performance of the Combined Businesses and the individual performance component in accordance with Section 3.01.

(b)                                 The performance of the Combined Businesses shall be measured in terms of (i) the combined revenue for the Communications Segment, the Commerce & Loyalty Segment and the Social Media Segment and (ii) the operating income before depreciation, amortization and certain other expenses and subject to certain adjustments, all as specified in Section 4.02 (“Adjusted OIBDA”), for the Communications Segment, the Commerce & Loyalty Segment and the Social Media Segment; provided, however, that the calculation of Adjusted OIBDA for the Combined Businesses shall also take into account any unallocated corporate expenses that were not included in the calculation of Adjusted OIBDA for the separate Business Segments.  Accordingly, fifty-three-and-one-third percent (53.33%) of the portion of the bonus potential allocated to the performance of the Combined Businesses shall be based upon the achievement of the combined revenue targets (“Combined Businesses Revenue Targets”) specified for the Combined Businesses in the Performance Goals Schedule, and the remaining  forty-six-and-

two-thirds percent (46.67%) of the bonus potential allocated to the performance of the Combined Businesses shall be based upon the achievement of the combined Adjusted OIBDA targets (“Combined Businesses Adjusted OIBDA Targets”) specified for the Combined Businesses in the Performance Goals Schedule.

4.02                        The following provisions shall govern the calculation of the levels at which the Revenue Targets and Adjusted OIBDA Targets are attained for the 2015 Fiscal Year and the determination of the bonus amounts based on those calculations:

(a)                                 The actual level at which revenues for the Combined Businesses have been attained for the 2015 Fiscal Year will be determined on the basis of the revenues to be reported in the Company’s Financial Statements (as defined in Section 4.03) for such fiscal year and will be calculated, for purposes of the Plan, in a manner consistent with the methodology utilized by the Committee in establishing the Combined Businesses Revenue Targets.

(b)                                 In determining the actual level at which Adjusted OIBDA for the Combined Businesses has been attained, Adjusted OIBDA will be determined consistent with the Company’s methodology for calculating Adjusted OIBDA for financial reporting purposes.  For financial reporting purposes, Adjusted OIBDA is defined as operating income before depreciation; amortization; stock-based compensation; restructuring and other exit costs; litigation or dispute settlement charges or gains; transaction-related costs; and impairment of goodwill, intangible assets and long-lived assets.  In addition, to the extent the following are not otherwise taken into account in calculating Adjusted OIBDA for financial reporting purposes, Adjusted OIBDA shall be calculated before, and expenses for the purpose of calculating Adjusted OIBDA shall exclude: (1) any expenses associated with the relocation of the Company’s or any of its subsidiaries’ principal offices; (2) any bonus amounts which accrue under this Plan; (3) any adjustments to Adjusted OIBDA attributable to a change in accounting principles that occurs after the start of the 2015 Fiscal Year; (4) all items of gain, loss or expense determined to be extraordinary or non-recurring (including, without limitation, legal fees and costs related to governmental investigations, claims or litigation involving the Company or any of its subsidiaries); and (5) all items of gain, loss or expense related to the sale or divestiture of a business; provided, however, that in determining the actual level at which Combined Businesses Adjusted OIBDA has been attained, the associated amount under clause (1) or clause (4) shall be excluded from the calculation of Adjusted OIBDA only to the extent the actual aggregate amount under clause (1) or clause (4) for the Combined Businesses exceeds the aggregate budgeted amount therefor that was included in the Combined Businesses Adjusted OIBDA Targets set forth in the Performance Goals Schedule.

(c)                                  In the event the actual foreign currency exchange rate (determined as set forth below) for the Euro:U.S. Dollar for the 2015 Fiscal Year is lower than 1:1.25 (the “Euro Floor”), the final revenue and Adjusted OIBDA calculations for the Combined Businesses will be adjusted using the Euro Floor.  For the purpose of clarity, the Euro Floor will not be used to adjust the final revenues and Adjusted OIBDA calculations in the event the actual foreign currency exchange rate for the Euro:U.S. Dollar for such financial measures for the 2015 Fiscal Year is higher than the Euro Floor.  For the purposes of this paragraph, an “actual foreign currency exchange rate” will be determined for each of year-end revenues and Adjusted OIBDA and calculated by (i) translating into U.S. Dollars the year-end revenues and Adjusted OIBDA amounts for the applicable non-U.S. subsidiaries in a manner consistent with the Company’s historical methodology for financial reporting purposes and (ii) dividing each such U.S. Dollars amount by its pre-translation (Euro) year-end revenues or Adjusted OIBDA amount, as applicable.

(d)                                 In the event the Company acquires other companies or businesses during the 2015 Fiscal Year, the financial performance of those acquired entities shall not be taken into account in determining whether the Revenue Targets or Adjusted OIBDA Targets for the Combined Businesses for the 2015 Fiscal Year have been achieved.

(e)                                  Should  the Company sell, divest or spin off a business during the 2015 Fiscal Year and the financial performance of such business was taken into account in establishing the Revenue Targets and Adjusted OIBDA Targets set forth in the Performance Goals Schedule, then for the purpose of determining whether the Revenue Targets or Adjusted OIBDA Targets for the Combined Businesses for the 2015 Fiscal Year have been attained, the revenue and Adjusted OIBDA calculations for the Combined Businesses shall be made (1) by taking into account the actual revenue and Adjusted OIBDA performance of the divested business during the portion of the 2015 Fiscal Year preceding the closing of such sale, divestiture or spin off and (2) for the post-closing portion of the 2015 Fiscal Year, by assuming that the sold, divested or spun business attained the level of revenue and Adjusted OIBDA performance that was projected for that period by the Committee for purposes of establishing the “Target” bonus payout levels (i.e., payout level 5) for the Revenue Targets and Adjusted OIBDA Targets for the Combined Businesses.

4.03                        With respect to the financial results component of each Participant’s bonus potential, the Committee shall, within sixty (60) days following the close of the 2015 Fiscal Year, determine and certify on the basis of the Company’s financial statements for such fiscal year as publicly reported by the Company in connection with its earnings release related to the 2015 Fiscal Year (the “Financial Statements”), the actual level of attainment for revenue and Adjusted OIBDA (measured on a Combined Businesses basis) for the 2015 Fiscal Year. Such certification shall be included as part of the formal minutes of the meeting at which such determinations are made.  On the basis of such certification, the Committee shall determine for each Participant the portion of such Participant’s actual bonus award that is allocated to the financial results of the Combined Businesses.  However, the Committee, in making such determination, shall not award a bonus in excess of the dollar amount determined for the Participant on the basis of the bonus potential established for the particular levels at which revenue and Adjusted OIBDA for the Combined Businesses for the 2015 Fiscal Year are in fact attained.  In the event that revenue or Adjusted OIBDA for the Combined Businesses falls between two specified levels set forth in the schedule approved by the Committee, the resulting bonus amount shall be interpolated on a straight-line basis between those two points.

4.04                        With respect to the individual performance component of each Participant’s bonus potential, the Committee shall, within sixty (60) days following the close of the 2015 Fiscal Year, determine in its sole discretion for each Participant the level of attainment of such Participant’s individual performance goals.  Such determination shall be included in the formal minutes of the meeting at which such determinations are made.

4.05                        Except as otherwise provided in Section 3.02, no Participant shall earn or accrue any right to any portion of a bonus award hereunder until the Bonus Payment Date.

4.06                        In no event shall the actual bonus amount payable under this Plan to any individual Participant for the 2015 Fiscal Year exceed the dollar amount of Three Million Five Hundred Thousand dollars ($3,500,000).

V.                                                PAYMENT OF BONUS AWARDS

5.01                        The actual bonus to which each Participant becomes entitled based on the certified level at which the Revenue and Adjusted OIBDA Targets are actually attained for the 2015 Fiscal Year shall be paid in cash, subject to the Company’s collection of all applicable federal, state and local income, employment and payroll withholding taxes.  Schedule I attached hereto sets forth the bonus amounts payable to each Participant based on the level at which such Revenue and Adjusted OIBDA Targets are attained.   The bonus payments shall be made in the 2016 calendar year but not later than March 7, 2016, with the actual payment date to constitute the Bonus Payment Date.

VI.                                               GENERAL PROVISIONS

6.01                        The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution and is subject to stockholder approval to the extent required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Moreover, the Committee reserves the right to amend this Plan as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.

6.02                        No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

6.03                        No Participant shall have the right to alienate, pledge or encumber his/her interest in this Plan or any bonus payable hereunder, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

6.04                        Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.  Rather, each employee will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any applicable benefits that may become payable under any employment agreement between such person and the Company or any of its subsidiaries.

6.05                        The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

6.06                        This is the full and complete agreement between the Participants and the Company with respect to their incentive bonus compensation for the 2015 Fiscal Year and the related service period through the Bonus Payment Date. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the Participants in this Plan may be a party.

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The undersigned Participant acknowledges and agrees to the terms and conditions set forth in this 2015 Management Bonus Plan.

Acknowledged and Agreed:

By:

Name:

Title:

Date:

SCHEDULE I

SUMMARY OF PAYOUTS (% OF SALARY):

LOBO:	Combined Revenues	Combined Adj. OIBDA	Individual Performance	Total (as a % of Salary)
Threshold	0.0000%	0.0000%	0.0000%	0.0000%
Target	40.0000%	35.0000%	25.0000%	100.0000%
Maximum	64.0000%	56.0000%	31.2500%	151.2500%

ZINSER:	Combined Revenues	Combined Adj. OIBDA	Individual Performance	Total (as a % of Salary)
Threshold	0.0000%	0.0000%	0.0000%	0.0000%
Target	28.0000%	24.5000%	17.5000%	70.0000%
Maximum	44.8000%	39.2000%	21.8750%	105.8750%

SHULMAN:	Combined Revenues	Combined Adj. OIBDA	Individual Performance	Total (as a % of Salary)
Threshold	0.0000%	0.0000%	0.0000%	0.0000%
Target	22.0000%	19.2500%	13.7500%	55.0000%
Maximum	35.2000%	30.8000%	17.1875%	83.1875%

TSUDA:	Combined Revenues	Combined Adj. OIBDA	Individual Performance	Total (as a % of Salary)
Threshold	0.0000%	0.0000%	0.0000%	0.0000%
Target	20.0000%	17.5000%	12.5000%	50.0000%
Maximum	32.0000%	28.0000%	15.6250%	75.6250%

Payout Level for	LOBO PAYOUTS	ZINSER PAYOUTS	SHULMAN PAYOUTS	TSUDA PAYOUTS
Revenue	Combined	Combined	Combined	Combined
Targets	(% Salary)	(% Salary)	(% Salary)	(% Salary)
1 (Threshold)	0.0000%	0.0000%	0.0000%	0.0000%
2	10.0000%	7.0000%	5.5000%	5.0000%
3	20.0000%	14.0000%	11.0000%	10.0000%
4	30.0000%	21.0000%	16.5000%	15.0000%
5 (Target)	40.0000%	28.0000%	22.0000%	20.0000%
6	46.0000%	32.2000%	25.3000%	23.0000%
7	52.0000%	36.4000%	28.6000%	26.0000%
8	58.0000%	40.6000%	31.9000%	29.0000%
9 (Maximum)	64.0000%	44.8000%	35.2000%	32.0000%

Payout Level for	LOBO PAYOUTS	ZINSER PAYOUTS	SHULMAN PAYOUTS	TSUDA PAYOUTS
Adjusted OIBDA	Combined	Combined	Combined	Combined
Targets	(% Salary)	(% Salary)	(% Salary)	(% Salary)
1 (Threshold)	0.0000%	0.0000%	0.0000%	0.0000%
2	8.7500%	6.1250%	4.8125%	4.3750%
3	17.5000%	12.2500%	9.6250%	8.7500%
4	26.2500%	18.3750%	14.4375%	13.1250%
5 (Target)	35.0000%	24.5000%	19.2500%	17.5000%
6	40.2500%	28.1750%	22.1375%	20.1250%
7	45.5000%	31.8500%	25.0250%	22.7500%
8	50.7500%	35.5250%	27.9125%	25.3750%
9 (Maximum)	56.0000%	39.2000%	30.8000%	28.0000%

2015 SALARIES:

Lobo, Francis	$700,000.08
Zinser, Edward	$350,000.04
Shulman, Gail	$315,000.14
Tsuda, Kesa	$250,000.14